Exhibit 10.1

TWP

Thrifty White Pharmacy

Affiliated Pharmacy Program

AFFILIATED PHARMACY AGREEMENT

This Affiliated Pharmacy Agreement (“Agreement”), dated as of the 30th day of June, 2020, is between Thrifty Drug Stores, Inc., a Minnesota corporation (“Company”), and Tabula Rasa HealthCare Group, Inc., an affiliated pharmacy (“Retailer”).

Whereas, the Company is in the business of providing goods, including pharmaceuticals, and services to affiliated drug stores (as well as to its Company-owned stores); and

Whereas, Retailer owns and operates an affiliated retail drug store(s) located at the locations specified on Exhibit A attached hereto (individually and collectively, the “Store”); and

Whereas, Retailer may desire (but is not obligated) to participate in certain programs offered by the Company pursuant to which Retailer may obtain certain services and goods from the Company and third-parties;

Now, THEREFORE, in consideration of the mutual promises contained herein, it is agreed by and between the parties hereto as follows:

1.	Obligations Of The Company. The Company Shall:
1.1	Make available to Retailer from time to time one or more programs pursuant to which Retailer can obtain certain services and goods from the Company and/or third-parties (the “Program” or “Programs”). Programs will be offered to Retailer on terms and conditions established by the Company from time to time. All Program offerings remain subject to discontinuance and change by the Company at any time, except to the extent the terms of a Program are documented in a writing signed by both the Company and Retailer in which the applicable terms are expressly fixed for a specified duration.
2.	Obligations Of The Retailer. The Retailer Shall:
2.1	Abide by all Program participation requirements with respect to Programs that Retailer is eligible to and elects to participate in.

2.2	Timely pay and perform all obligations owed by Retailer to the Company and to third-party vendors under the Programs.
2.3	Indemnify and hold the Company harmless from any claims, damages, liability, costs and expenses of any type whatsoever arising out of the operation of Retailer’s business, including arising out of the performance or failure of performance of third-parties under Programs arranged by the Company.
2.4	Provide Retailer’s wholesale product purchase and usage history from time to time upon request in an acceptable electronic format, including NDC numbers for all items.
2.5	Comply with all applicable laws and operate in conformity with high ethical standards.
3.	Term.
3.1	This Agreement shall commence on the date hereof and shall continue thereafter through September 30, 2023, unless earlier terminated as provided in this Agreement.
3.2	Certain Programs offered to Retailer may have their own separate term. If such Program term expires or terminates prior to the expiration or termination of this Agreement, such Program shall expire or terminate in accordance with its terms. However, notwithstanding the fact that a Program term may state a period extending beyond the term of this Agreement, Retailer’s right to participate in any Program and any separate written contract relating to any such Program, shall automatically terminate upon termination of this Agreement. Upon expiration or termination of this Agreement, Retailer shall return to the Company any equipment, software or other materials supplied by the Company to Retailer under the terms of any Program.
4.	Termination. This Agreement and Retailer’s participation in any Program offered by the Company (and any separate written contract relating to any such Program) may be terminated:
4.1	By mutual written agreement of Retailer and the Company.
4.2	By the Company with or without cause upon ninety (90) days prior written notice, at Company’s sole discretion.
4.3	By the Company if Retailer violates use of the Marks under the License Agreement, if such License Agreement is in place between Company and Retailer.
4.4	By the Company if Retailer is either ineligible or otherwise does not elect to participate in at least one of the Company’s then offered Programs.

4.5	By the Company if Retailer fails to timely perform any payment obligation owed by Retailer to the Company or to any third-party vendor under a Program unless such failure is cured within ten (10) days after receipt of written notice of the breach or, if not curable within such time period, good faith efforts have been taken during any such cure period to commence effecting a cure and diligently pursued thereafter.
4.6	By the Company if Retailer is convicted or pleads no contest to a felony or criminal action relating to Medicare, Medicaid or health services.
4.7	By the Company if the Company undergoes a change of control, substantially all of its assets are sold, or due to any new or existing circumstance pursuant to which the Company is unable or will likely be unable to legally or practically on an economic basis consistent with prior performance perform its obligations under either this Agreement or any of the Programs.
4.8	By Company if Retailer is in material breach of this Agreement or the terms and conditions of any Program, and the breach is not capable of remedy; or the breach is capable of remedy and Retailer has failed to remedy the breach within thirty (30) days after receiving written notice of breach.
4.9	Retailer is not permitted to terminate this Agreement prior to expiration. Upon the Company’s receipt from Retailer of written notice of a failure in performance relating to a Program, the Company agrees to use good faith efforts to cure any failure in the Company’s performance and will work as a liaison between Retailer and third-party vendors in order to address failures in their performance. If after a reasonable time period, Retailer’s issues have not been addressed in a commercially reasonable manner and Retailer and the Company are unable to agree to a reasonable process for resolving the matter, Retailer, as its exclusive remedy, may petition for a court appointed arbitrator who shall have authority to determine an appropriate process for resolving the matter while maintaining the effectiveness of this Agreement and Retailer’s commitment to Programs subscribed to by the Retailer.
4.10	Termination Based on Credit Status. Notwithstanding any other provision in this Agreement to the contrary, Company reserves the right to terminate this Agreement upon sixty (60) days written notice for Retailer’s failure to maintain credit worthiness as determined by Company’s credit insurer.
5.	Breach Of Program Requirements.
5.1	Retailer acknowledges and agrees that a failure of Retailer to comply with the terms and duration of Programs that Retailer elects to participate in may cause damage to the Company including less favorable pricing, lost rebates, lost compensation and otherwise as a result of reduced aggregate purchases under the Program. Retailer shall be liable, in addition to any other applicable damages, for a reasonable estimate of such damages regardless of whether or not the Company terminates the

Retailer’s participation in the Program as a result of Retailer’s breach of its agreement to comply with the terms of the Program.
5.2	The termination of this Agreement by the Company shall not relieve the Retailer from the obligations to pay any monies due to the Company nor from the performance of any other obligation of the Retailer to the Company.
6.	Payment.
6.1	Payment. Subject to a change in applicable credit terms, payment for all goods and services ordered under this Agreement is due and payable by Retailer to the Company on the Wednesday of the week after the charges were incurred. The Company will issue a billing statement on Monday of each week identifying the charges from the prior week. Payment is due by electronic funds transfer or other method acceptable to the Company so as to provide the Company with good funds by the payment due date. The Company may, in its discretion, modify the statement issuance and billing dates based on holidays. Retailer hereby authorizes the Company to make an electronic funds withdrawal from Retailer’s bank accounts for the amount due.
6.2	Credit Terms. The Company reserves the right to adjust the payment terms, including requiring prepayment or C.O.D. payments, if Retailer is in breach of this Agreement (without regard to whether any cure period may be applicable) or based on other credit considerations which the Company, in its sole discretion, deems relevant.
6.3	Billing Adjustments/Credits/Deductions. No billing adjustments, credits or deductions may be taken until a valid credit memo is issued by the Company. Invoices to Retailer for whole or partial shipments shall be paid regardless of disputes relating to other invoices. Retailer waives the right to assert offsets or counterclaims with respect to any amounts due. Retailer shall promptly notify the Company’s customer service personnel of any disputed invoice or billing statement and confirm the same by written notice. Claims by Retailer with respect to incorrect billing statements must be submitted in writing by Retailer to the Company within seven (7) days after Retailer’s receipt of the weekly billing statement from the Company otherwise Retailer forever waives such claims.
6.4	Late Fees. Amounts not paid when due will be subject to a late payment fee computed daily at a rate equal to the lower of [*]% per month or the highest rate permissible by applicable law. In addition, should there be insufficient funds in Retailer’s bank account to cover an electronic funds withdrawal request for any amount owing to the Company when due, the Company shall charge Retailer a [*] Dollar ($[*]) insufficient funds fee.
6.5	Collection Costs. Retailer shall be responsible for all costs and expenses (including reasonable attorneys’ fees, whether or not suit is commenced) incurred by the Company to collect any amounts owed by Retailer.

6.6	Credit/Background Checks. From time to time, Retailer agrees to deliver to the Company credit information reasonably requested by the Company. Retailer hereby authorizes the Company to perform credit and background checks on the Company.
6.7	Offset Right. The Company shall be permitted to set-off any amounts that the Company owes to Retailer against amounts that Retailer owes to the Company.
7.	Security Interest.

Company retains the right to: (a) adjust Retailer’s payment terms; (b) place Retailer on C.O.D. status, and/or (c) refuse orders from Retailer if Company has not received payment when due for products and services supplied by (or through) Company to Retailer or based upon reasonable credit considerations. Company retains, and Retailer hereby grants, Company, a security interest in all of Retailer’s assets, including but not limited to any pharmacy inventory (brand name drugs, generic pharmaceutical goods, over-the-counter drugs and specialty drugs), purchased or hereafter acquired by Retailer, to secure any and all payment obligations now or hereafter owed by Retailer to Company. Retailer authorizes Company to file and maintain UCC financing statements evidencing such security interest.

8.	Controlled Substance Monitoring Program

Controlled Substance Compliance. Retailer and Company agree to cooperate in good faith with respect to implementation and continuation of a suspicious order monitoring program for controlled substances. Retailer shall have ordering policies, controls and monitoring in place for all controlled substances and other prescription drugs that are at high risk for diversion. Upon Company’s request, Retailer shall promptly provide reports that show the quantities of controlled substances in Schedules II to IV, as determined by federal and state controlled substance laws, purchased or dispensed over a defined period of time. Company shall use such information only for compliance with DEA’s suspicious order monitoring program requirement.

9.	General Provisions. The Following Provisions Apply Universally To The Relationship Between The Company And Retailer, Including With Respect To Each Individual Program Of The Company In Which Retailer Participates And Any Separate Written Agreement Relating To Such Program.
9.1	Notice. Any notice or other communication required or desired to be given to a party under this Agreement shall be in writing and shall be deemed given when: (a) received by the recipient, after being sent via certified mail, return receipt requested, and addressed to that party at the address for such party set forth at the end of this Agreement; or (b) received by the recipient after being sent via Federal Express, Airborne, or similar overnight delivery service for delivery to that party at that address. A party may change its address for notices under this Agreement by giving the other parties notice of such change in accordance with the terms of this Agreement.

9.2	Relationship. The parties intend the relationship created by this Agreement to be that of buyer and seller (not distributor or/dealer or franchise/franchisee). Each is an independent contractor, and neither is the agent of the other. This Agreement does not authorize the Retailer to use, and the Retailer agrees not to use, any trademarks, trade names, logos, or any other intellectual property owned by the Company and used by its Company-owned stores, unless Retailer is subject to a License Agreement executed between Retailer and Company. Retailer acknowledges that the Company may receive discounts, rebates or other consideration in connection with the Company arranging the Programs and that the Company is entitled to retain the same with no obligation of disclosure or accounting to Retailer. The Company is not a fiduciary for the Retailer in any respect.
9.3	Proprietary and Confidential Information.
a.Retailer acknowledges that any information (except that identified below) obtained by Retailer regarding the Company, its business plans and operations, and the Programs, including, without limitation, the identity of its suppliers, the Company’s prices received from its suppliers and other terms and conditions received by the Company from its suppliers, is confidential and proprietary to the Company (the “Confidential Information”). Retailer shall not disclose, transfer, copy, duplicate, or publish any Confidential Information for any purpose whatsoever other than to perform its obligations under this Agreement. Retailer shall only make available the Confidential Information to its employees, independent contractors and agents on a “need to know” basis and provided that such individuals are bound by written confidentiality obligations at least as restrictive as those imposed herein.
b.Retailer shall be responsible for the unauthorized disclosure of any Confidential Information by its employees, independent contractors and agents. Upon either the termination of this Agreement or the Company’s earlier written request, Retailer shall either return to the Company or destroy, as the Company shall instruct, the Confidential Information (including all copies) in whatever form such Confidential Information exists. Retailer shall, from time to time, upon request, certify to the Company as to its compliance with the terms of these provisions and this Agreement.
c.Confidential Information shall not include any information generally known in the trade or the public (provided it did not become so known because of the act or omission of Retailer, its employees, independent contractors, or agents). Retailer may disclose Confidential Information as and to the extent required by an order of a court or pursuant to compulsory process issued by a governmental agency, body or official acting under authority of law, provided that Retailer immediately upon receipt of such order or process notifies the Company in writing thereof.
d.Retailer acknowledges that the Confidential Information is a valuable asset of the Company and that breach of this Section would cause the Company irreparable harm for which there is no adequate remedy at law. Accordingly, in the event of a breach or alleged breach of this Section, Retailer consents to the imposition of injunctive relief in the Company’s favor and any other legal and equitable remedies available to the Company.
e.The obligations of Retailer pursuant to this Section shall survive the termination of this Agreement for a period of two (2) years provided this confidentiality covenant shall co-exist with any other confidentiality covenants between the Company and Retailer which shall survive the consummation of this Agreement in order to provide the maximum legally permitted protection of the Company’s Confidential Information.
f.In the case of a dispute under this Agreement, all prices, rebates and allowances received by the Company and all purchase information of the Company and its affiliated retailers shall be confidential. To the extent (if any) that a court proceeding permits any access or review of the same, such access shall be afforded only to an independent certified public accountant who is obligated pursuant to a confidentiality agreement with the Company not to disclose or use such information except as necessary in connection with the proceeding by reporting only summary conclusions without disclosing the underlying data.
9.4	Warranty Disclaimer. The Company disclaims, and Retailer waives, any claims and damages arising from the failures, errors or delays of the Company’s third-party agents in connection with the provision of goods and services provided on the Company’s behalf under this Agreement or any of the Programs. The Company hereby assigns to Retailer its rights against the Company’s third-party agents relating to their failures or errors in connection with the provision of filling and delivering goods ordered as well as in connection with the provision of goods and services performed by them on the Company’s behalf. Retailer acknowledges that failures of timely deliveries and performance by the Company or third-party vendors may occur and do not give rise to a damage claim by Retailer. THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, WITH RESPECT TO THE GOODS SOLD AND SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, IMPLIED CONDITIONS OF FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR MERCHANTABILITY. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF THE COMPANY HAS ANY AUTHORITY TO BIND THE COMPANY TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AN AUTHORIZED OFFICER OF THE COMPANY PURSUANT TO A SIGNED WRITTEN AGREEMENT.
9.5	LIMITATION OF LIABILITY. THE COMPANY SHALL HAVE NO LIABILITY TO RETAILER OR ANY OTHER PERSON FOR, AND RETAILER HEREBY EXPRESSLY WAIVES, ALL REMEDIES AND DAMAGES RELATING TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY DESCRIPTION. THE PARTIES EXPRESSLY AGREE THAT SUCH LIMITATION IS AN AGREED UPON ALLOCATION OF RISK. UNDER NO CIRCUMSTANCES SHALL THE COMPANY’S LIABILITY FOR ANY CAUSE EXCEED [*].

9.6	Force Majeure. Each party’s obligations under this Agreement will be excused if and to the extent that any delay or failure to perform such obligations is due to causes beyond its reasonable control, including, without limitation, acts of war or terrorism, fire or other casualty, product or material shortages, strikes or labor disputes, transportation delays, manufacturer out-of-stock or delivery disruptions, acts of God, or any law or regulation issued by any government or governmental or quasi-governmental agency or any judgment or judicial, executive or administrative order or decree, whether or not ultimately held to be valid. The party experiencing such a force majeure event shall promptly notify the other party of such event and use its reasonable commercial efforts to promptly cure the same.
9.7	Assignment. This Agreement shall not be assigned in whole or in part by the Retailer without the prior written consent of the Company, and any attempted assignment shall be null and void. Subject to the Company’s prior written consent, Retailer shall assign its obligations under this Agreement, including any Programs subscribed to by Retailer, to any purchaser or successor to the Store. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties hereto.
9.8	Choice of Law. This Agreement, and the respective rights of the parties under this Agreement, shall be governed and construed by the laws of the State of Minnesota, without application of any choice of law considerations. Any claim, cause of action, suit or demand allegedly arising out of or related to this Agreement, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Minneapolis, Minnesota, and the parties irrevocably consent to the jurisdiction and venue of such courts. Each party hereto agrees that valid service of process may be effected on it by certified mail at the addresses stated on the signature page of this Agreement.
9.9	Survival. The rights and obligations of the parties intended to be observed and performed by the parties after the consummation of this Agreement shall survive the same and continue thereafter in full force and effect.
9.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies of this Agreement with signatures transmitted electronically (e.g., by facsimile or pdf) shall be deemed to be original signed versions of this Agreement.
9.11	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.12	Joint Liability. If Retailer shall be two or more persons, all persons signatory hereto on behalf of Retailer shall be jointly and severally liable hereunder.
9.13	Entire Agreement; Modification and Waiver. This Agreement, together with the Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto. This Agreement incorporates the Affiliated Pharmacy Commitment Agreement (“Commitment Agreement”), if such Commitment Agreement was executed by Company and Retailer. In the event of a conflict of terms between this Agreement and the Commitment Agreement, this Agreement shall control. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof. This Agreement shall not be construed against either party since each party has had the opportunity to negotiate its provisions and contribute to its drafting.

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Each of the parties has caused this Affiliated Pharmacy Agreement to be executed in the manner appropriate to each intending to be legally bound.

Company Name: TRHC Group, Inc.	Thrifty Drug Stores, Inc.
Print Name Calvin H. Knowlton, PhD	Print Name Scot Rewerts
By /s/ Calvin H. Knowlton, PhD	By /s/ Scot Rewerts
Title CEO	Title Director Affiliated Pharmacy Program
Date 6/30/2020
Address: 228 Strawbridge Drive Moorestown, NJ	Address: 6055 Nathan Lane North # 200 Plymouth, MN 55442

EXHIBIT A Affiliated Pharmacy Store Locations

Legal Entity Name	Name of Store	Store Address

THRIFTY ACCOUNT NOTIFICATION

APP Yes	THRIFTY STORE #
NAME OF STORE
ADDRESS
PHONE #
FAX #
DEA #
EXPIRATION DATE
STATE PHARMACY #
EXPIRATION DATE
NCPDP #
NPI #
CONTROLLED PHARMACY #
EXPIRATION DATE
FED-ID #
PROPOSED OPENING DATE
OPENING ORDER DATE
CURRENT WHOLESALER EXPIRATION DATE
ESTIMATED MONTHLY VOLUME